UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 31, 2014

Bonanza Creek Energy, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35371	61-1630631
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer
incorporation or organization)		Identification No.)

410 17th Street, Suite 1400

Denver, Colorado 80202

(Address of principal executive offices)

Registrant’s Telephone Number, including Area Code: (720) 440-6100

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

The information set forth in Item 5.02 below is hereby incorporated by reference into this Item 1.01.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers;

Compensatory Arrangements of Certain Officers.

Effective January 31, 2014, Michael R. Starzer retired from his position as President and Chief Executive Officer (“CEO”) of Bonanza Creek Energy, Inc. (the “Company”) and as a member of the Board of Directors of the Company (the “Board”).  The Company has commenced a search for Mr. Starzer’s replacement as President and CEO. On January 31, 2014, the Board appointed Marvin M. Chronister, a member of the Board, to serve as Interim President and CEO.

Mr. Chronister was elected to the Board in March 2011 and has over 38 years of experience in the oil and gas industry.  Since 2006, he has been an independent investor, energy finance and operations consultant, and owner of Enfield Companies.  He was previously Practice Director with Jefferson Wells and served as Managing Director with Deloitte & Touche.  Mr. Chronister had prior investment banking positions with Merrill Lynch and Kidder Peabody.  His industry experience includes President and CEO of Transwestern, and senior management positions with the Kidde Energy Group and NL Industries.  Mr. Chronister most recently served on the Board of Sonde Resources Corp. from 2009 to 2012 where he held the position of Chairman and Interim CEO.  He has also served on several public and private company boards and held leadership positions with industry organizations.

In connection with his appointment as Interim President and CEO, Mr. Chronister resigned from the Company’s Audit Committee, and Richard J. Carty was appointed to replace him.

The Board determined that during his tenure as Interim President and CEO,  Mr. Chronister will receive a monthly salary of $50,000 in consideration for his services, be eligible to receive a bonus of up to 100% of his annual salary upon culmination of his employment, payable in either equity or cash and be reimbursed for temporary living costs and travel expenses.

In connection with Mr. Starzer’s retirement as the President and CEO of the Company, the Board has terminated Mr. Starzer’s Employment Letter executed on April 29, 2013 without cause (previously filed by the Company with the Securities and Exchange Commission (the “SEC”) as Exhibit 10.2 to the Current Report on Form 8-K filed on May 3, 2013, and hereafter referred to as the “Letter”).  Pursuant to the Letter and the Company’s Executive Change in Control and Severance Plan, as amended (previously filed by the Company with the SEC as Exhibit 10.1 to the Current Report on Form 8-K filed on May 3, 2013, and hereafter referred to as the “Plan”), (i) the Company will pay Mr. Starzer $2.4 million and (ii) all unvested stock held by Mr. Starzer vested on his separation date, except for his Performance Shares which will vest, if at all, at the end of the performance period applicable thereto.  In connection with his resignation from the Board and his availability to provide transition services for a six month period, Mr. Starzer will receive additional cash consideration of approximately $1.2 million.

Pursuant to the Plan and the Letter, Mr. Starzer will be subject to certain confidentiality, non-competition and non-solicitation obligations for a period of three years following his separation date and granted certain releases and waivers of the Company and other related parties.

A copy of the Company’s press release announcing these events is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01  Financial Statements and Exhibits.

(d)  Exhibits.

Exhibit No.	Description
99.1	Press release of Bonanza Creek Energy, Inc., dated February 3, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Bonanza Creek Energy, Inc.

Date: February 6, 2014	By:	/s/ Christopher I. Humber
	Name:	Christopher I. Humber
	Title:	Senior Vice President,
General Counsel and Secretary

Exhibit Index

Exhibit No.	Description
99.1	Press release of Bonanza Creek Energy, Inc., dated February 3, 2014.